Exhibit 3.4

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ARTICLES OF AMENDMENT TO

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

BRIGHT MOUNTAIN HOLDINGS, INC.

CERTIFICATE OF DESIGNATION, PREFERENCES, AND RIGHTS OF

10% SERIES B CONVERTIBLE PREFERRED STOCK

Pursuant to Sections 607.1002 and 607.0602 of the Florida Business Corporation Act (“FBCA”), the undersigned Secretary of BRIGHT MOUNTAIN HOLDINGS, INC., (the “Corporation”), a company organized and existing under the laws of the State of Florida, certifies that pursuant to the authority contained in the Corporation’s Amended and Restated Articles of Incorporation and in accordance with the provisions of the resolution creating a series of the class of the Corporation’s authorized Preferred Stock designated as 10% Series B Convertible Preferred Stock does hereby certify:

FIRST:

The Amended and Restated Articles of Incorporation of the Corporation authorizes the issuance of one hundred eighty million (180,000,000) shares of common stock, par value $0.01 per share (the “Common Stock”) and twenty million (20,000,000) shares of preferred stock par value $0.01 per share (the “Preferred Stock”), and further, authorizes the Board of Directors of the Corporation, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the shares of Preferred Stock into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, and its preferences, conversion rights, cumulative, relative, participating, optional, or other rights, including voting rights, qualifications, limitations, or restrictions thereof.

SECOND:

At a meeting of the Board of Directors, held on December 23, 2013, the directors approved the designation of One Million (1,000,000) shares of the Preferred Stock as 10% Series B Convertible Preferred Stock (“Series B Stock”) and authorized the issuance of the Series B Stock.  The designations, powers, preferences and rights, and the qualifications, limitations or restrictions hereof, in respect of the Series B Stock shall be as hereinafter described.

Accordingly, “Article IV” of the Articles of Incorporation of this Corporation is amended to include the following:

10% Series B Convertible Preferred Stock

1.

Designation and Number of Shares.  There shall be a series of Preferred Stock that shall be designated as “10% Series B Convertible Preferred Stock,” and the number of shares constituting such series shall be One Million (1,000,000) shares.  Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series B Stock to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation. The stated value shall be $0.50 per share (“Stated Value”).

2.

Ranking.  Except for the 10% Series A Convertible Preferred Stock, which shall rank senior to the Series B Stock, the Series B Stock shall rank senior to all other classes of the Corporation’s Common Stock and any class or series of capital stock of the Corporation hereafter created, in each case as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation.  All classes of the Corporation’s Common Stock and any class or series of capital stock of the Corporation hereafter created shall be referred to as “Junior Securities”.

3.

Liquidation.  Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (“Liquidation”), the holders of record of the shares of the Series B Stock, subject to the priority of the holders of record of the Series A Stock, shall be entitled to receive assets and funds prior to all classes of the Junior Securities. The amount of the preference shall be equal to the return of the capital

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invested.  If, upon such Liquidation, the assets of the Corporation available for distribution to the holders of Series B Stock shall be insufficient to permit payment in full to the holders of the Series B Stock, then the entire assets and funds of the Corporation legally available for distribution to such holders then outstanding shall be distributed ratably among the holders of the Series B Stock based upon the proportion the total amount distributable on each share upon Liquidation bears to the aggregate amount required to be distributed, but for the provisions of this sentence, on all shares of the Series B Stock.  The foregoing notwithstanding, the holders of the Series B Stock shall be entitled to the greater of the return of the capital invested or the amount it would receive on conversion to Common Stock.

4.

Dividends. Holders of the Series B Stock shall be entitled to the payment of a 10% dividend payable in shares of the Corporation’s Common Stock at a rate of one share of Common Stock (which may be rounded up) for each ten shares of Series B Stock. Dividends shall be payable annually the tenth business day of January.

5.

Conversion Rights.

(a)

Voluntary Conversion.  Each holder of record of shares of Series B Stock may convert all or part of the Series B Stock into shares of Common Stock on a share for share basis.

(b)

Automatic Conversion.  The provisions of 5(a) notwithstanding, each holder of record of shares of Series B Stock shall automatically convert all of such holder’s shares of Series B Stock into shares of Common Stock as provided in 5(d) upon the occurrence of any one of the following events (“Conversion Events”):

(i)

The five year anniversary from the initial issuance of the Series B Stock; or

(ii)

A change of control as defined as described on Exhibit A.

(c)

Conversion Formula.  Each holder of record of shares of the Series B Stock shall have the right to convert all or part of such holder’s shares of Series B Stock such that each share of Series B Stock shall convert into one fully paid and non-assessable share of Common Stock (the “Conversion Formula”).  All Common Stock, which may be issued upon conversion of the Series B Stock, will, upon issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof.

(d)

Mechanics of Voluntary Conversion.  Before any holder of Series B Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued.  The Corporation shall, within five business days, issue and deliver at such office to such holder of Series B Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.  Conversion shall be deemed to have been effected on the date when delivery of notice of an election to convert and certificates for shares is made, and such date is referred to herein as the “Voluntary Conversion Date.”

(e)

Mechanics of Automatic Conversion.  Upon the occurrence of a Conversion Event described in 5(b) hereof, all outstanding shares of Series B Stock shall automatically be converted into shares of Common Stock on a one-for-one basis without any further action by the holder.  As promptly as practicable following such Event, the Corporation shall send each holder of Series B Stock written notice of such event. Upon receipt of such notice, each holder shall surrender to the Corporation the certificate for the Series B Stock duly endorsed for transfer and the Corporation shall as promptly as practicable deliver the Shares of Common Stock. Conversion shall be deemed to have been effected on the date of the Conversion Event.

6.

Adjustment Provisions.  During the period in which any shares of Series B Stock remain outstanding, the Conversion Formula in effect at any time and the number and kind of securities issuable upon the conversion of the Series B Stock shall be subject to adjustment from time to time following the date of the original issuance of the Series B Stock upon the happening of certain events as follows:

(a)

Consolidation, Merger or Sale.  If any consolidation or merger of the Corporation with an unaffiliated third-party, or the sale, transfer or lease of all or substantially all of its assets to an unaffiliated third-party shall be effected in such a way that holders of shares of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for their shares of Common Stock, then provision shall be made, in accordance with this Section 6(a), whereby each holder of shares of Series B Stock shall thereafter have the right to receive such securities or assets as would have been issued or payable with respect to or in exchange for the shares of Common Stock into which the shares of Series B Stock held by such holder were convertible immediately prior to the closing of such merger, sale, transfer or lease, as applicable.  The Corporation will not effect any such consolidation, merger, sale, transfer or lease unless prior to the consummation thereof the successor entity (if other than the Corporation) resulting from such consolidation or merger or the entity purchasing or leasing such assets shall assume by written instrument (i) the obligation to deliver to the holders of Series B Stock such securities or assets as, in accordance with the foregoing provisions, such holders may be entitled, and (ii) all other obligations of the Corporation hereunder.  The provisions of this Section 6(a) shall similarly apply to successive mergers, sales, transfers or leases.  Unless otherwise provided herein, holders shall not be required to convert Series B Stock pursuant to this Section 6(a).

(b)

Adjustment of Conversion Price upon Subdivision or Combination of Common Stock.  If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Formula pursuant to Section 5(c) hereof in effect immediately prior to such subdivision will be proportionately reduced.  If the Corporation at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares and the Conversion Formula pursuant to Section 5(c) hereof in effect immediately prior to such combination will be proportionately increased.

(c)

Notice of Adjustment.  Whenever the Conversion Formula is adjusted as herein provided, the Corporation shall promptly but no later than 10 days after any request for such an adjustment by the holder, cause a notice setting forth the adjusted Conversion Formula issuable upon exercise of each share of Series B Stock, and, if requested, information describing the transactions giving rise to such adjustments, to be mailed to the holders at their last addresses appearing in the share register of the Corporation, and shall cause a certified copy thereof to be mailed to its transfer agent, if any.  The Corporation may retain a firm of independent certified public accountants selected by the Board of Directors (who may be the regular accountants employed by the Corporation) to make any computation required by this Section 6, and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.

7.

Voting Rights.  Holders of Series B Stock shall have no voting rights except as required by law, including but not limited to the FBCA, and as expressly provided in this Certificate of Designation.

8.

Redemption.

(a)

At the option of the holder, the holders of the Series B Stock shall not have any right at any time to require the redemption of any of the shares of Series B Stock.

(b)

At the option of the Corporation, if at any time from and after issuance, the Corporation, out of funds legally available therefore, the Corporation shall have the right to redeem all of the Series B Stock in the amount of capital invested. The Series B Stock shall be redeemed by the Corporation in cash. The Corporation may exercise its redemption right by delivering a written notice thereof to all holders of the Series B Stock, which notice shall state the date on which the optional redemption shall occur, which shall not be less than 20 days after the notice. Until the redemption price is paid, the holder may convert the Series B Stock into Common Stock.

Reservation of Shares.  The Corporation shall at all times reserve and keep available and free of preemptive rights out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series B Stock pursuant to the terms hereof, such number of its shares of Common Stock (or other shares or other securities as may be required) as shall from time to time be sufficient to effect the conversion of all outstanding Series B Stock pursuant to the terms hereof.  If at any time the number of authorized but unissued shares of Common Stock (or such other shares or other securities) shall not be sufficient to affect the conversion of all then outstanding Series B Stock, the Corporation shall promptly take such action as may be necessary to increase its authorized but unissued Common Stock (or other shares or other securities) to such number of shares as shall be sufficient for such purpose.

10.

Miscellaneous.

(a)

The shares of the Series B Stock shall not have any preferences, voting powers or relative, participating, optional, preemptive or other special rights except as set forth above in this Resolution Designating Series B Stock and in the Amended and Restated Articles of Incorporation of the Corporation.

(b)

The holders of the Series B Stock shall be entitled to receive all communications sent by the Corporation to the holders of the Common Stock.

(c)

Holders of fifty-one percent (51%) of the outstanding shares of Series B Stock may, voting as a single class, elect to waive any provision of this Resolution Designating Series B Stock, and the affirmative vote of such percentage with respect to any proposed waiver of any of the provisions contained herein shall bind all holders of Series B Stock.

The foregoing Amendment was adopted by the Board of Directors of the Corporation pursuant to the Florida Business Corporation Law.  Therefore, the number of votes cast for the Amendment to the Corporation's Amended and Restated Articles of Incorporation was sufficient for approval.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed by its duly authorized officer.

Effective December 23, 2013.

BRIGHT MOUNTAIN HOLDINGS, INC.

By:	/s/ Annette Casacci
Name:	Annette Casacci
Its:	Secretary

EXHIBIT A

Change in Control.  The term “Change in Control” means the occurrence of any of the following events:

(a)

the acquisition, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d), and 14(d) of the Exchange Act and the rules thereunder) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of Corporation that represent 40% or more of the combined voting power of Corporation’s then outstanding voting securities or 50% or more of the combined Fair Market Value of Corporation’s then outstanding stock, other than:

(i)

an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by Corporation or any person controlled by Corporation or by any employee benefit plan (or related trust) sponsored or maintained by Corporation or any person controlled by Corporation, or

(ii)

an acquisition of voting securities by Corporation or a corporation owned, directly or indirectly, by the stockholders of Corporation in substantially the same proportions as their ownership of the stock of Corporation.

provided, however, that notwithstanding the foregoing, an acquisition of Corporation’s securities by Corporation that (x) causes Corporation’s voting securities beneficially owned by a person or group to represent 40% or more of the combined voting power of Corporation’s then outstanding voting securities or (y) cause Corporation’s stock beneficially owned by a person or group to represent 50% or more of the combined Fair Market Value of Corporation’s then outstanding stock shall not be considered an acquisition by any person or group for purposes of this subsection (a); provided, however, that if a person or group shall become the beneficial owner of 40% or more of the combined voting power of Corporation’s then outstanding voting securities or 50% or more of the combined Fair Market Value of Corporation’s then outstanding stock by reason of share acquisitions by Corporation as described above and shall, after such share acquisitions by Corporation, become the beneficial owner of any additional securities of Corporation, then such acquisition shall constitute a Change in Control;

(b)

the date a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(c)

the acquisition by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d), and 14(d) of the Exchange Act and the rules thereunder), or combined acquisitions during the 12-month period ending on the date of the most recent acquisition by such person or group, of ownership of assets from Corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Corporation immediately before such acquisition; and

(d)

stockholder approval of a complete liquidation or dissolution of Corporation.

For purposes of subsection (a) above, the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of Corporation’s stockholders, and for purposes of subsection (c) above, the calculation of voting power shall be made as if the date of the consummation of the transaction were a record date for a vote of Corporation’s stockholders.

Notwithstanding the foregoing, there is no Change in Control event when there is a transfer to an entity that is controlled by the stockholders of the Corporation immediately after the transfer.  A transfer of assets by Corporation is not treated as a Change in Control if the assets are transferred to:

(i)

Stockholder of Corporation (immediately before the asset transfer) in exchange for or with respect to the stockholders’ stock;

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(ii)

an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by Corporation;

(iii)

a person or group that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of Corporation; or

(iv)

an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person or group described in (iii) above.

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